UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 20, 2014

DILIGENT BOARD MEMBER SERVICES, INC.

(Exact name of registrant as specified in Charter)

Delaware	000-53205	26-1189601
(State or other jurisdiction of incorporation)	(Commission file no.)	(IRS employer identification no.)

1385 Broadway, 19th Floor

New York, NY 10018

(Address of principal executive offices)

(212) 741-8181

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 20, 2014, Diligent Board Member Services, Inc. (the “Company”) entered into a new employment agreement with Alessandro Sodi, President and Chief Executive Officer of the Company (the “Agreement”).  The Agreement provides for an indefinite term of employment as President and Chief Executive Officer, until terminated by either party pursuant to the terms of the Agreement.  The Agreement also provides for:

•                  an annual base salary of U.S. $500,000;

•                  an annual target bonus opportunity of not less than $350,000 (payable at one hundred percent attainment of performance targets to be approved by the Compensation Committee of the Board);

•                  a guaranteed bonus of at least $250,000 for fiscal year 2014, with $100,000 payable no later than July 30, 2014, and the remainder payable in 2015 within thirty days following completion of the Company’s annual financial audit, subject to Mr. Sodi’s continued employment with the Company at the time of payment; and

•                  customary post-termination restrictive covenants in favor of the Company (including confidentiality, non-competition and non-solicitation covenants).

In the event Mr. Sodi’s employment is terminated by the Company without “cause” or by Mr. Sodi for “good reason,” as set forth in the Agreement, in addition to then-accrued compensation, Mr. Sodi will be entitled to receive, subject to his execution of a release of claims and continued compliance with his restrictive covenants (i) an amount equal to his then current base salary plus $350,000, payable in installments over twelve months and (ii) if Mr. Sodi’s employment is terminated by the Company without cause, a pro-rated bonus for the fiscal year of termination based on actual Company performance for the fiscal year.

However, in lieu of being terminated by the Company without cause prior to a change in control, upon receipt of notice of termination by the Company without cause, Mr. Sodi may elect to remain employed by the Company in a non-executive capacity for a period ending on the earliest of (i) twelve months from the date of the notice of termination, (ii) the termination of Mr. Sodi’s employment by the Company for “cause”, as set forth in the Agreement, or (iii) Mr. Sodi’s death or voluntary termination of employment (the “Transition Period”).  During the Transition Period, subject to Mr. Sodi’s execution of a release and continued compliance with his restrictive covenants, the Company would pay Mr. Sodi at an annualized salary rate equal to the sum of (i) his then current base salary, (ii) $350,000, and (iii) a pro-rated bonus amount for such fiscal year based on actual Company performance (calculated as if Mr. Sodi’s employment terminated on the day preceding commencement of the Transition Period).  In addition, all outstanding options or other equity or incentive based awards granted by the Company to Mr. Sodi would continue to vest during the Transition Period in accordance with the terms of the applicable incentive plan and award agreements and Mr. Sodi would be bound by non-competition covenants for one year after the Transition Period.

In the event Mr. Sodi’s employment is terminated by the Company without cause or by Mr. Sodi for good reason during the six month period prior to a change of control that is initiated by the Company in contemplation of the change of control, or during the six month period following a change of control, in addition to then-accrued obligations, Mr. Sodi would be entitled to a lump sum payment equal to:  (i) eighteen months’ base salary; (ii) $525,000; and (iii) if Mr. Sodi’s employment is terminated by the Company without cause, a pro-rated bonus for such fiscal year, reduced by any portion of such severance amounts already paid to Mr. Sodi.

The foregoing is a summary of the material terms of the Agreement and does not purport to be complete.  A copy of the Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01 Exhibits

(d) Exhibits

Exhibit
No.	Description
10.1	Employment Agreement, by and between the Company and Alessandro Sodi, dated as of June 20, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 20, 2014	DILIGENT BOARD MEMBER SERVICES, INC.

	By:	/s/ Alexander Sanchez
Alexander Sanchez